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                                                                    Exhibit (10)

                             AMENDED AND RESTATED
                        DEFERRED COMPENSATION AGREEMENT

     AMENDED AND RESTATED DEFERRED COMPENSATION AGREEMENT made as of the 13th day of May, 1999 by and between SHARED MEDICAL SYSTEMS CORPORATION, a Delaware corporation ("SMS") and R. James Macaleer ("Employee").

     WHEREAS, since the founding of SMS Employee has rendered valuable services to SMS;

     WHEREAS, in further consideration for such services the parties hereto entered into a Deferred Compensation Agreement dated January 1, 1977 (the "1977 Agreement") to provide for certain deferred benefits for Employee pursuant to an arrangement that also provides certain advantages to SMS;

     WHEREAS, the Management and Compensation Committee of the Board of Directors of SMS has approved a new deferred compensation agreement for Employee to replace the 1977 Agreement and directed the appropriate officers of SMS to prepare such new agreement;

     WHEREAS, this Amended and Restated Deferred Compensation Agreement has been prepared to amend and restate the 1977 Agreement in its entirety in accordance with the directions of the Management and Compensation Committee;

     NOW, THEREFORE, in consideration of Employee's past services and of the mutual promises herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. SMS agrees to pay to Employee, subsequent to the termination of Employee's employment with SMS for any reason (other than for conduct deemed by the Board of Directors of SMS to have been fraudulent against SMS) a monthly payment of $4,500, payable on the first day of each month, for a period of 240 months (resulting in a total payment of $1,080,000). Should Employee die while he is receiving such payments, and before the last payment to him by SMS hereunder, the payments shall be continued in their entirety to Employee's beneficiary, as designated as Exhibit A (the "Beneficiary"). (Employee shall have the right from time to time to change the Beneficiary by appropriate written notice to SMS). Employee shall give the SMS Board of Directors
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(the "Board") at least three months' prior notice in writing of the termination of his employment, through normal retirement or otherwise. Should Employee give SMS less than three months' prior notice, Employee shall forfeit to SMS an amount, from the first payments to be made hereunder, equal to one month's payment times the difference between three months and the number of full months' notice actually given. The first month's payment under this paragraph shall be made on the first day of the month following the month in which employment terminated; provided however that the first payment shall not be payable prior to the expiration of a three-month period following the date of Employee's notice of the termination of his employment.

     2. Should Employee die (while employed by SMS or otherwise), prior to the beginning of payments under paragraph 1, above, to which he would otherwise have been entitled, then such monthly payments shall be made to Employee's Beneficiary, starting on the first day of the month following the month in which the Employee's death occurred.

     3. Employee agrees that he will not enter into competition with SMS at any time from the date hereof through a period of two years after the completion of the payments listed in Exhibit A. Employee shall be deemed to be in competition if he directly or indirectly, whether as consultant, agent, officer, director, holder of at least 1% of a class of equity security, employee or otherwise enters into an association with another business enterprise which then is one of the competitors of SMS respecting one or more of SMS' business activities. The parties agree that one of the essential considerations for the deferred compensation provided Employee hereunder is to protect and preserve the good will of SMS and its respective enterprises, and that said good will would be substantially diminished in value if Employee were to enter into competition with SMS while this Agreement is in effect or for two years thereafter. As SMS' business activities are national in scope, the prohibition against competition relates to any competitor wherever it may be located within the United States. In the event Employee is deemed to be in competition contrary to the provisions of this paragraph, thereupon he shall forfeit all rights to any unmade payments of deferred compensation under this Agreement.

     4. The benefits payable under this Agreement shall be independent of, and in addition to, any other agreement relating to Employee's employment that may exist from
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time to time between the parties hereto, or any other compensation payable by
SMS to Employee, whether salary, bonus or otherwise. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof, except as expressly stated, restrict the right of SMS to discharge Employee or restrict the right of Employee to terminate his employment.

     5. This Agreement shall be binding upon SMS, it successors and assigns. Employee may not assign this Agreement or any of his rights hereunder, except that he may designate a beneficiary to receive payments in the event of his death as provided herein.

     6. SMS in its discretion may apply for and procure as owner and for its benefit insurance on the life of Employee, in such amounts and in such forms as SMS may choose. Employee shall have no interest whatsoever in any such policy or policies, but at the request of SMS he shall submit to medical examinations and supply such information and executes such documents as may be required by the insurance company or companies to whom SMS has applied for insurance. The rights of Employee, or his beneficiary, or estate, to benefits under this Agreement shall be solely those of an unsecured creditor of SMS. Any insurance policy or other assets acquired or held by SMS in connection with the liabilities assumed by it pursuant to this Agreement shall not be deemed to be held under any trust for the benefit of Employee, a beneficiary of his estate, or to be security for the performance of the obligations of SMS. This Agreement may be cancelled by SMS if insurance procured by SMS under this paragraph is cancelled by the insurance company because of misrepresentation by Employee.

     7.  This Agreement shall be governed by the laws of Pennsylvania.

/S/ Judith A. Petry                      /S/ R. James Macaleer
----------------------------------       --------------------------------------
              WITNESS                                   EMPLOYEE


                                         SHARED MEDICAL SYSTEMS
                                         CORPORATION


                                         By:/S/ Terrence W. Kyle
                                            -----------------------------------
                                         Name:
                                         Title: